UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 1)*

Under the Securities Exchange Act of 1934

Acropolis Infrastructure Acquisition Corp.
(Name of Issuer)

Class A Common Stock, par value $0.0001 per share
(Title of Class of Securities)

005029103
(CUSIP Number)

December 31, 2022
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (3-06)

CUSIP No. 005029103

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Acropolis Infrastructure Acquisition Sponsor, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
8,475,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
8,475,000 shares
9		aggregate amount beneficially owned by each reporting person
8,475,000 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
24.6%
12		type of reporting person (See Instructions)
OO

CUSIP No. 005029103

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
AP Caps II Holdings GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
8,475,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
8,475,000 shares
9		aggregate amount beneficially owned by each reporting person
8,475,000 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
24.6%
12		type of reporting person (See Instructions)
OO

CUSIP No. 005029103

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Principal Holdings III, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
8,475,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
8,475,000 shares
9		aggregate amount beneficially owned by each reporting person
8,475,000 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
24.6%
12		type of reporting person (See Instructions)
OO

CUSIP No. 005029103

1		Name of Reporting PersonS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
Apollo Principal Holdings III GP, Ltd.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENship or place of organization
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	sole voting power
0 shares
	6	shared voting power
8,475,000 shares
	7	sole dispositive power
0 shares
	8	shared dispositive power
8,475,000 shares
9		aggregate amount beneficially owned by each reporting person
8,475,000 shares
10		check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11		percent of class represented by amount in row (9)
24.6%
12		type of reporting person (See Instructions)
CO

Item 1.	(a)	Name of Issuer

Acropolis Infrastructure Acquisition Corp.

(b)	Address of Issuer’s Principal Executive Offices

9 West 57th Street, 43rd Floor

New York, NY 10019

Item 2.	(a)	Name of Person Filing

This statement is filed by (i) Acropolis Infrastructure Acquisition Sponsor, L.P. (“Acropolis Sponsor”); (ii) AP Caps II Holdings GP, LLC (“Holdings GP”); (iii) Apollo Principal Holdings III, L.P. (“Principal III”); and (iv) Apollo Principal Holdings III GP, Ltd. (“Principal III GP”). The foregoing are collectively referred to herein as the “Reporting Persons.”

Acropolis Sponsor holds Class B Common Stock, par value $0.0001 per share, of the Issuer convertible into Class A Common Stock.

Holdings GP is the general partner of Acropolis Sponsor. Principal III is the sole member of Holdings GP. Principal III GP is the general partner of Principal III.

(b)	Address of Principal Business Office or, if none, Residence

The address of the principal business office of each of Acropolis Sponsor, Holdings GP, Principal Holdings III and Principal Holdings III GP is c/o Walkers Corporate Limited; Cayman Corporate Centre; 27 Hospital Road; George Town; Grand Cayman KY1-9008.

(c)	Citizenship

Acropolis Sponsor and Principal III are each exempted limited partnerships registered in the Cayman Islands. Holdings GP is an exempted company registered in the Cayman Islands with limited liability. Principal III GP is an exempted company registered in the Cayman Islands.

(d)	Title of Class of Securities

Class A Common Stock, par value $0.0001 per share (the “Common Stock”)

(e)	CUSIP Number

005029103

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

Beneficial ownership information is reported as of December 31, 2022.

(a)	Amount beneficially owned:

Acropolis Sponsor	8,475,000
Holdings GP	8,475,000
Principal III	8,475,000
Principal III GP	8,475,000

Holdings GP, Principal III, and Principal III GP, and Messrs. Scott Kleinman, Marc Rowan and James Zelter, the directors of Principal III GP, each disclaim beneficial ownership of all shares of Common Stock included in this filing, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:

Acropolis Sponsor	24.6%
Holdings GP	24.6%
Principal III	24.6%
Principal III GP	24.6%

The percentages are based on 34,500,000 shares of Common Stock outstanding as of November 10, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed on November 10, 2022.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0 for all Reporting Persons

(ii)	Shared power to vote or to direct the vote:

Acropolis Sponsor	8,475,000
Holdings GP	8,475,000
Principal III	8,475,000
Principal III GP	8,475,000

(iii)	Sole power to dispose or to direct the disposition of: 0 for all Reporting Persons

(iv)	Shared power to dispose or to direct the disposition of:

Acropolis Sponsor	8,475,000
Holdings GP	8,475,000
Principal III	8,475,000
Principal III GP	8,475,000

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

[The remainder of this page is intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2023

Acropolis infrastructure acquisition SPONSOR, L.P.

By:	AP Caps II Holdings GP, LLC,
its general partner

	By:	Apollo Principal Holdings III, L.P.,
its managing member

		By:	Apollo Principal Holdings III GP, Ltd.,
its general partner

			By:	/s/ James Elworth
			Name:	James Elworth
			Title:	Vice President

AP Caps II Holdings GP, LLC

By:	Apollo Principal Holdings III, L.P.,
its managing member

	By:	Apollo Principal Holdings III GP, Ltd.,
its general partner

		By:	/s/ James Elworth
		Name:	James Elworth
		Title:	Vice President

Apollo Principal Holdings III, L.P.

By:	Apollo Principal Holdings III GP, Ltd.,
its general partner

	By:	/s/ James Elworth
	Name:	James Elworth
	Title:	Vice President

Apollo Principal Holdings III GP, Ltd.

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President